CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 36 to the registration statement on Form N-1A (File No. 33-56339) ("Registration Statement") of our reports dated September 11, 1998 and September 10, 1998, relating to the financial statements and financial highlights appearing in the July 31, 1998 Annual Reports of Putnam Growth Opportunities Fund and Putnam Research Fund, respectively, each a series of Putnam Investment Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Accountants and Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts
November 27, 2000